Exhibit 99.2
Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
As previously announced, the third quarter fiscal 2010 earnings conference call will be held Wednesday, September 22, 2010 at 9:00 am EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
These prepared remarks should be read in conjunction with our earnings release. With respect to any non-GAAP financial measures contained in these prepared remarks, we have provided below or included within our earnings release a table of the most directly comparable GAAP financial measure and a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. You can access this information at www.progress.com.
The matters presented herein and to be discussed on the ensuing conference call, other than historical financial information, consist of forward-looking statements that involve certain risks and uncertainties. Statements indicating that we “expect,” “estimate,” “believe,” “are planning” or “plan to” are forward-looking, as are other statements concerning future financial results, product offerings or other events that have not yet occurred. There are several important risk factors, which could cause actual results or events to differ materially from those anticipated by the forward-looking statements contained in our discussion today. These risks include: the receipt and shipment of new orders; the timely release of enhancements to our products; the growth rates of certain market segments; the positioning of our products in those market segments; variations in the demand for professional services and technical support; pricing pressures and the competitive environment in the software industry; the continuing uncertainty in the U.S. and international economies, which could result in fewer sales of our products and may otherwise harm our business; our ability to complete and integrate acquisitions; our ability to realize the expected benefits and anticipated synergies from acquired businesses; our ability to penetrate international markets and manage our international operations; changes in exchange rates; our ability to realize the expected benefits from its previously-announced restructuring actions; and the potential disruption to our business from those restructuring actions. Further information on these risk factors is included in our Securities and Exchange Commission reports. We reserve the right to change our budget, product focus, product release dates, plans and financial projections from time to time as circumstances warrant. We have no obligation to update or modify the information contained in our discussion in the future when such changes occur.
To access the live broadcast, please visit the Progress website at www.progress.com/investors. The call will also be webcast live via Yahoo (www.yahoo.com), Motley Fool (www.fool.com), Streetevents (www.streetevents.com), TD Waterhouse (www.tdwaterhouse.com) and Fidelity.com (www.fidelity.com). An archived version of the conference call and supporting materials will be available on the Progress Software Investor Relations website after the live conference call.
Overall Results
On a GAAP basis, our results were the following:
•	Revenue for the quarter increased 8% to $128.7 million from $11 9.4 million in the third quarter of fiscal 2009.

•	Operating income increased 81% to $16.5 million from $9.1 million in the third quarter of fiscal 2009.

•	Net income increased 67% to $9.2 million from $5.5 million in the third quarter of fiscal 2009.

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
•	And diluted earnings per share increased 62% to 21 cents from 13 cents in the third quarter of fiscal 2009.
On a non-GAAP basis, our results were the following:
•	Non-GAAP revenue increased 8% to $128.8 million from $119.7 million in the third quarter of fiscal 2009.

•	Non-GAAP operating income increased 59% to $39.7 million from $24.9 million in the third quarter of fiscal 2009.

•	Non-GAAP net income increased 52% to $25.0 million from $16.5 million in the third quarter of fiscal 2009.

•	And non-GAAP diluted earnings per share increased 40% to 56 cents from 40 cents in the third quarter of fiscal 2009.
The non-GAAP results in the third quarter of fiscal 2010 exclude pre-tax charges of $11.5 million for restructuring expense, $4.0 million for stock-based compensation, $7.6 million for amortization of acquired intangibles and $0.1 million for other items.
The non-GAAP results in the third quarter of fiscal 2009 exclude pre-tax charges of $8.8 million for stock-based compensation, $7.1 million for amortization of acquired intangibles and a net credit of $0.1 million for other items.
The following operational analyses are presented utilizing our non-GAAP financial information.
Revenue
In reviewing the results for the third quarter of fiscal 2010, within the year-over-year total revenue increase of 8%, software license revenue increased 14%, maintenance revenue decreased 1% and professional services revenue increased 42%. The trend over the past several quarters was as follows:

(in millions)
	Q2	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2009	2009	2009	2010	2010	2010	2009	2010

Licenses	$38.5	$39.2	$52.0	$47.1	$44.2	$44.7	$123.6	$136.0
Year-over-year change	(14)%	(15)%	(7)%	3%	15%	14%	(9)%	10%
Maintenance	$69.2	$71.2	$74.3	$70.9	$71.2	$70.9	$207.4	$213.0
Year-over-year change	0%	4%	3%	5%	3%	(1)%	2%	4%
Professional services	$10.1	$9.3	$10.6	$10.0	$12.9	$13.2	$28.9	$36.1
Year-over-year change	(27)%	(22)%	(22)%	7%	28%	42%	(22)%	37%

Total	$117.8	$119.7	$136.9	$128.0	$128.3	$128.8	$359.9	$385.1
Year-over-year change	(8)%	(5)%	(4)%	5%	9%	8%	(4)%	7%

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
With regard to the impact of changes in foreign exchange rates in the third quarter, total revenue in the third quarter of fiscal 2010 would have increased 10% on a constant currency basis versus the 8% increase reported. Software license revenue would have increased 16% on a constant currency basis versus the 14% increase reported. Maintenance revenue would have increased by 2% on a constant currency basis versus the 1% decrease reported. Professional services revenue would have increased by 45% on a constant currency basis versus the 42% increase reported.
Revenue by geographic region was as follows:

(in millions)
	Q2	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2009	2009	2009	2010	2010	2010	2009	2010

North America	$55.2	$54.9	$58.7	$58.2	$62.1	$62.2	$165.1	$182.5
Year-over-year change	7%	6%	(11)%	6%	12%	13%	8%	11%
EMEA	$48.1	$48.4	$58.3	$52.3	$46.2	$46.4	$149.7	$144.9
Year-over-year change	(19)%	(16)%	(2)%	(2)%	(4)%	(4)%	(14)%	(3)%
Latin America	$6.9	$8.7	$11.8	$9.8	$9.3	$9.6	$22.1	$28.7
Year-over-year change	(20)%	(1)%	36%	51%	35%	10%	(9)%	30%
Asia Pacific	$7.6	$7.7	$8.1	$7.7	$10.7	$10.6	$23.0	$29.0
Year-over-year change	(11)%	(6)%	1%	0%	42%	39%	(4)%	27%

Total	$117.8	$119.7	$136.9	$128.0	$128.3	$128.8	$359.9	$385.1
Year-over-year change	(8)%	(5)%	(4)%	5%	9%	8%	(4)%	7%

International business was 52% of the quarterly total in the third quarter of fiscal 2010 as compared to 54% in the third quarter of fiscal 2009.
Revenue by product line was as follows:

(in millions)
	Q2	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2009	2009	2009	2010	2010	2010	2009	2010

Application Development Platforms	$77.8	$79.8	$89.8	$81.9	$84.6	$77.3	$238.8	$243.8
Year-over-year change	(14)%	(6)%	(4)%	1%	9%	(3)%	(8)%	2%
Enterprise Business Solutions	$17.9	$19.8	$26.0	$27.7	$24.9	$35.0	$59.1	$87.6
Year-over-year change	3%	7%	14%	29%	39%	77%	14%	48%
Enterprise Data Solutions	$22.1	$20.1	$21.1	$18.4	$18.8	$16.5	$62.0	$53.7
Year-over-year change	8%	(14)%	(18)%	(7)%	(15)%	(18)%	(3)%	(13)%

Total	$117.8	$119.7	$136.9	$128.0	$128.3	$128.8	$359.9	$385.1
Year-over-year change	(8)%	(5)%	(4)%	5%	9%	8%	(4)%	7%

We completed the acquisition of Savvion, Inc. in January. The incremental revenue in the third quarter and first nine months of fiscal 2010 associated with Savvion was approximately $6 million and $13 million, respectively. These amounts are included within Enterprise Business Solutions. Excluding the impact of the revenue directly attributable to Savvion, the Enterprise Business Solutions product line revenue grew 45% and 26% in the third quarter and first nine months of fiscal 2010, respectively.

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Revenue from channel partners, including Application Partners and OEMs, accounted for half of our total license business this quarter as compared to 54% in the third quarter of fiscal 2009. Within the OpenEdge product line, partners accounted for 70% of our license business this quarter as compared to 73% in third quarter of fiscal 2009. The trend over the past several quarters was as follows:

	Q2	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2009	2009	2009	2010	2010	2010	2009	2010

Overall:
Direct	46%	46%	54%	52%	44%	50%	49%	49%
Channel	54%	54%	46%	48%	56%	50%	51%	51%
OpenEdge Product Line:
Direct	22%	27%	35%	34%	31%	30%	25%	32%
Application Partners	78%	73%	65%	66%	69%	70%	75%	68%

Backlog
Our aggregate revenue backlog at the end of the third quarter of fiscal 2010 was approximately $159 million, of which $138 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $21 million was composed of multi-year licensing arrangements of approximately $16 million and open software license orders received but not shipped of approximately $5 million.
For comparison purposes, our aggregate revenue backlog at the end of the third quarter of fiscal 2009 was approximately $170 million of which $144 million was included on our balance sheet as deferred revenue, primarily related to unexpired maintenance and support contracts. The remaining amount of backlog of approximately $26 million was composed of multi-year licensing arrangements of approximately $24 million and open software license orders received but not shipped of $2 million.
We do not believe that backlog as of any particular date is indicative of future results. In addition, there is no industry standard for the definition of backlog and there may be an element of estimation in determining the amount. As such, direct comparisons with other companies may be difficult or potentially misleading.
Other Operating and Balance Sheet Information
Our non-GAAP operating margin was 31%, up from 21% in the third quarter of fiscal 2009. The improvement in our operating margin is a result of improving business conditions and the impact of the restructurings undertaken in the first and third quarters of fiscal 2010.
Other income (expense) for the third quarter of fiscal 2010 was a loss of $1.7 million as compared to a loss of $0.2 million in the third quarter of fiscal 2009 due to a decrease in value of our foreign currency average rate option contracts of approximately $2 million (3 cents per share). For the first nine months of fiscal 2010, our hedge contracts have increased in value by approximately $4 million (6 cents) due to the strengthening of the US dollar, primarily against the euro and British pound.
On a GAAP basis, our effective tax rate was 37.3% as compared to 38.0% in the third quarter of fiscal 2009. The non-GAAP effective tax rate was 34.3% as compared to 33.5% in the third quarter of fiscal 2009. The increase in the non-GAAP effective tax rate was primarily due to the expiration of the

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
research and development tax credit in the United States at the end of December 2009, partially offset by increased benefits in certain other areas. The difference between the effective tax rate under GAAP and the effective tax rate utilized in the preparation of non-GAAP financial measures primarily relates to the tax effects of stock-based compensation and amortization of acquired intangibles.
Quarter-end headcount of 1,602 was down approximately 13% from one year ago, reflecting the impact of the restructurings initiated in the first and third quarters, partially offset by the addition of employees via the acquisition of Savvion.
Our cash balance was approximately $269 million at the end of the quarter as compared to $224 million at the end of the year and $187 million one year ago. In addition, we had approximately $40 million in auction rate securities, included in other assets, at the end of the quarter. Our DSO was 59 days at the end of the third quarter, down 4 days from one year ago and down 2 days from last quarter-end.
During the third quarter of fiscal 2010, we repurchased approximately 598,000 shares of our common stock at a cost of $17.8 million. We have repurchased all available shares under our Board authorized share repurchase program that expires at the end of this month.
Q3 Restructuring and Next Phase of Growth Strategy
On June 10, 2010, we announced a further series of strategic initiatives to better position the company for long-term growth, improved profitability, greater competitiveness and improved efficiency across our global business. These initiatives include the refinement of our product portfolio towards core and high-growth opportunities, the global consolidation and redeployment of a portion of our product development and administrative personnel, assets and processes to other global locations that offer greater efficiencies to the business and the continued consolidation of offices around the world.
As the first step in accomplishing these strategic initiatives, during the third quarter of fiscal 2010, we reduced our global headcount by approximately 7 percent. We incurred a pre-tax charge of $11.5 million in the third quarter as a result of these headcount reductions and office consolidations.
These strategic initiatives also involve the increased investment and expansion of development and administration operations in India, where we have run a successful development organization for several years. Over the next fifteen months, we expect to increase the size of our development organization in Hyderabad, India, from about a third of our development resources to about half, in order to manage our development costs as we increase overall R&D headcount and bandwidth in our key product areas. Therefore, we expect to move and add additional product group functions as well as certain administrative functions to India. This expansion in India will result in the reduction of our development and administration operations headcount in other geographies in which we operate. In addition, we intend to continue the consolidation of some of our offices around the world.
Through these initiatives, we expect to incur aggregate future pre-tax restructuring charges and pre-tax non-recurring transition expenses of approximately $10 million to $20 million over the next fifteen months, primarily comprising costs for severance, transition costs and consolidation of facilities. The transition expenses are necessary to ramp up the new, more efficient capabilities ahead of switching over from the existing cost structure. We will break out these restructuring charges and transition expenses in our financial results as they are incurred during the phase-in period.

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
The Business Outlook for fiscal 2010 and the fourth quarter, as well as fiscal 2011, set forth below reflects the estimated impact of these initiatives.
Business Outlook
In looking to the fourth quarter of fiscal 2010 and the full year, we are providing the following guidance:
•	For fiscal 2010, we expect GAAP revenue to be between $523 million and $527 million. On a non-GAAP basis, we expect revenue to be between $524 million and $528 million. The non-GAAP revenue expectation includes adding back the purchase accounting adjustments for deferred maintenance revenue. Software license revenue is expected to be between $189 million and $192 million.

•	We expect revenue from Application Development Platforms to be between $319 million and $322 million, representing a year-over-year decline of approximately 2% to 3%.

•	We expect revenue from Enterprise Business Solutions to be between $126 million and $129 million, representing a year-over-year increase of around 50%, including revenue from products acquired in the Savvion acquisition.

•	We expect revenue from Enterprise Data Solutions to be between $77 million and $80 million, representing a year-over-year decline of around 5%.

•	We expect GAAP operating income to be between $63 million and $65 million.

•	We expect non-GAAP operating income to be between $151 million and $153 million.

•	We estimate that non-operating income will be between less than $1 million for the fourth quarter of fiscal 2010, although this may vary depending on interest rates, potential stock repurchases, fluctuations in foreign exchange rates and our cash balances.

•	We expect our effective tax rate to be between 35% and 36% for GAAP purposes and between 34% and 35% for non-GAAP purposes. The difference in the effective tax rate between GAAP and non-GAAP primarily relates to the tax treatment of stock-based compensation and amortization of acquired intangibles as well as a nonrecurring adjustment in the second quarter of fiscal 2010.

•	We estimate that our share count will be between 44 million and 45 million for the fourth quarter of fiscal 2010, although this may vary depending on future option exercise activity, future share repurchases, share prices and other factors.

•	We expect diluted earnings per share, on a GAAP basis, to be between $1.01 and $1.09. On a non-GAAP basis, which excludes total charges of between $1.27 and 1.31, we expect non-GAAP diluted earnings per share to be between $2.32 and $2.36.

•	For the fourth quarter of fiscal 2010, we expect GAAP and non-GAAP revenue to be between $139 million and $143 million. We expect software license revenue between $53

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
million and $56 million. We expect diluted earnings per share, on a GAAP basis, to be between 38 cents and 46 cents. On a non-GAAP basis, which excludes total charges of between 22 cents and 26 cents, we expect non-GAAP diluted earnings per share to be between 64 cents and 68 cents.
We are also providing the following initial guidance for fiscal 2011:
•	On a GAAP and non-GAAP basis, we expect revenue to be in the range of $555 million and $565 million.

•	We expect diluted earnings per share, on a GAAP basis, to be between $1.60 and $1.80. On a non-GAAP basis, which excludes total charges of between 78 cents and 95 cents, we expect non-GAAP diluted earnings per share to be between $2.50 and $2.60.
Our non-GAAP results primarily exclude stock-based compensation, amortization of acquired intangibles, purchase accounting adjustments for deferred revenue, restructuring and transition expenses, acquisition-related expenses, certain insurance reimbursements and a nonrecurring benefit to our provision for taxes. A reconciliation between our GAAP and non-GAAP expectations is included below.
This guidance assumes no further economic shocks, a stabilization of revenue from our application partner channel, improvement in our ability to generate new business in end user accounts and no further strengthening of the US dollar against currencies from which we derive a significant portion of our business.
We plan on releasing financial results and prepared remarks relating to our fourth quarter on Tuesday, December 21st after the market closes, and holding the usual conference call the next morning on Wednesday, December 22nd at 9 a.m.

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Reconciliation of Non-GAAP Financial Measures to GAAP Results
The following table reconciles our non-GAAP financial measures to the most directly comparable GAAP financial statement item:

(in millions, except per share amounts)
	Q2	Q3	Q4	Q1	Q2	Q3	YTD	YTD
	2009	2009	2009	2010	2010	2010	2009	2010

GAAP revenue	$117.1	$119.4	$136.8	$127.5	$127.7	$128.7	$357.3	$383.9
Non-GAAP adjustments:
Purchase accounting adj. for deferred revenue	0.7	0.3	0.1	0.5	0.6	0.1	2.6	1.2

Non-GAAP revenue	$117.8	$119.7	$136.9	$128.0	$128.3	$128.8	$359.9	$385.1

GAAP income (loss) from operations	$11.5	$9.1	$25.8	$(4.4)	$22.7	$16.5	$25.3	$34.8
Non-GAAP adjustments:
Stock-based compensation Expense	4.3	8.8	4.6	4.2	4.4	4.0	16.9	12.6
Amortization of purchased Intangibles	7.5	7.1	6.8	7.5	8.0	7.6	21.7	23.1
Purchase accounting adj. for deferred revenue	0.7	0.3	0.1	0.5	0.6	0.1	2.6	1.2
Stock option investigation-related expenses	0.2	(0.3)	(0.0)	(1.2)	(0.1)	—	(0.1)	(1.3)
Restructuring and acquisition-related expenses	0.1	(0.1)	0.1	26.2	0.2	11.5	5.6	37.9

Non-GAAP income from operations	$24.3	$24.9	$37.4	$32.8	$35.9	$39.7	$72.0	$108.3

GAAP net income (loss)	$6.9	$5.5	$16.7	$(1.0)	$19.1	$9.2	$16.1	$27.3
Non-GAAP adjustments:
Non-GAAP income from operations adjustments per detail above	12.8	15.8	11.6	37.2	13.2	23.2	46.7	73.5
Non-operating income adjustments	—	—	—	(0.9)	—	—	—	(0.9)
Tax-effect of non-GAAP adjustments	(3.6)	(4.8)	(2.7)	(12.7)	(3.5)	(7.4)	(14.5)	(23.5)
Non-recurring tax adjustment	—	—	—	—	(2.5)	—	—	(2.5)

Non-GAAP net income	$16.1	$16.5	$25.6	$22.6	$26.3	$25.0	$48.3	$73.9

Weighted average shares	40.7	41.3	41.7	42.7	44.2	44.4	40.8	43.8
Non-GAAP earnings per share	$0.39	$0.40	$0.61	$0.53	$0.59	$0.56	$1.18	$1.69

Progress Software Corporation
Third quarter Fiscal 2010 Earnings Conference Call — Prepared Remarks
Reconciliation of Forward-Looking Guidance
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP financial statement item in our forward-looking guidance:

	Q4 of Fiscal 2010	Fiscal 2010	Fiscal 2011

GAAP earnings per share	$0.38 - $0.46	$1.01 - $1.09	$1.60 - $1.80
Non-GAAP adjustments:
Stock-based compensation expense	$0.07 - $0.08	$0.29 - $0.30	$0.27 - $0.29
Amortization of purchased intangibles	$0.11 - $0.11	$0.45 - $0.45	$0.36 - $0.36
Restructuring, transition and acquisition-related expenses	$0.04 - $0.07	$0.62 - $0.65	$0.15 - $0.30
Other adjustments	— —	$(0.09) - $(0.09)	— —

Non-GAAP earnings per share	$0.64 - $0.68	$2.32 - $2.36	$2.50 - $2.60

(in millions)	Fiscal 2010

GAAP income from operations	$63 - $65
Non-GAAP adjustments:
Stock-based compensation expense	16 - 17
Amortization of purchased intangibles	30 - 30
Restructuring, transition and acquisition-related expenses	41 - 43
Other adjustments	(1) - (1)

Non-GAAP income from operations	$151 - $153